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                                                                    EXHIBIT 23.1





                             ACCOUNTANTS' CONSENT



The Board of Directors
Urban Shopping Centers, Inc.:

We consent to incorporation by reference in the registration statement on Form S-3 of Urban Shopping Centers, Inc. of our reports dated February 6, 1998 relating to the consolidated balance sheets of Urban Shopping Centers, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appear in or are incorporated by reference in the December 31, 1997 annual report on Form 10-K of Urban Shopping Centers, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.


                                                     KPMG PEAT MARWICK LLP


Chicago, Illinois
September 15, 1998